EXHIBIT 10.10



                  EXECUTIVE SEVERANCE AGREEMENT


           This  Agreement ("Agreement") is entered into on April
16,  1999 between REYNOLDS METALS COMPANY, a Delaware corporation
("Reynolds"), and  [Name]  ("Executive").

           WHEREAS, the maintenance of a strong and experienced management is essential in protecting and enhancing the best interests of Reynolds and its stockholders, and in this connection Reynolds recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and may result in the departure or distraction of management personnel to the detriment of Reynolds and its stockholders; and

           WHEREAS, the Compensation Committee and the Board of Directors of Reynolds have each determined that appropriate steps should be taken to reinforce and encourage the continued
attention and dedication of members of management to their regular duties without distraction arising from a possible change in control or a proposed or threatened change in control of Reynolds; and

          WHEREAS, should Reynolds become subject to any proposed or threatened change in control, it is imperative that the Board be able to call upon management to advise the Board as to whether such change in control would be in the best interests of Reynolds and its stockholders, and to take such other actions as the Board might determine to be appropriate, without concern that management would be distracted by the personal uncertainties and risks created by such a proposed or threatened change in control; and

           WHEREAS, the Compensation Committee and the Board have received from independent consultants information concerning the adoption of executive severance agreements by other corporations and from management the estimated cost to Reynolds of adoption of each of the material provisions of the form of executive severance agreement presented at the meeting; and

           WHEREAS, the Compensation Committee and the Board have each carefully reviewed the information presented to them and have determined that the anticipated benefits to Reynolds from entering into such agreements with key executives designated by the Compensation Committee, thereby encouraging their continued attention and dedication to their duties, exceed the anticipated costs to Reynolds of entering into such agreements; and

           WHEREAS, the Compensation Committee and the Board have each concluded that such agreements are in the best interests of Reynolds and its stockholders; and

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           WHEREAS, Executive is a key executive of Reynolds  and
has been selected by the Compensation Committee to enter into such an agreement with Reynolds;

           NOW, THEREFORE, to assure Reynolds that it will have the continued dedication of Executive and the availability of Executive's advice and counsel notwithstanding the possibility, threat or occurrence of a change in control of Reynolds, and to induce Executive to remain in the employ of Reynolds, and for other good and valuable consideration, Reynolds and Executive agree as follows:

           1. Services During Certain Events. If a third person begins a tender or exchange offer, circulates a proxy to stockholders, or takes other steps to effect a Change in Control (as defined in Section 2), Executive agrees that Executive shall not voluntarily leave the employ of Reynolds and shall render the services contemplated in the recitals to this Agreement, until the third person has abandoned or terminated such person's efforts to effect a Change in Control or until a Change in Control has occurred.

           2. Termination Following Change in Control. Except as provided in Section 4, Reynolds shall provide or cause to be provided to Executive the rights and benefits described in
Section 3 if Executive's employment by Reynolds is terminated at any time within two years following a Change in Control:

           (a) Termination by Reynolds. By Reynolds for reasons other than

               (i)  for Cause (as defined in Section 4); or

              (ii)  as  a  result  of  Executive's  death,
          permanent disability (as defined in Section 2(f)), or retirement at or after age 65;

                               or

           (b) Termination by Executive. By Executive following the occurrence of any of the following events without Executive's written consent:

                (i)   the  assignment of  Executive  to  any
          duties or responsibilities that are adversely inconsistent with Executive's position, duties, responsibilities or status immediately preceding such Change in Control, or a change in Executive's reporting responsibilities or titles in effect at such time resulting in a reduction of Executive's responsibilities or position at Reynolds;

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               (ii)  the reduction of Executive's annual base
          salary (including any deferred portions thereof), or the failure to increase Executive's annual base salary at least once in each 15 month period, any such increase to be at least at substantially the same level as the increases received by other executives with similar titles and duties;

               (iii)  the failure to continue in effect
          the incentive plans, employee benefit plans, and other compensation policies, practices and arrangements in which Executive or Executive's eligible family members were eligible to participate or participated immediately before the Change in Control (including without limitation, failure to provide Executive with a number of paid vacation days to which Executive is entitled on the basis of years of service with Reynolds in accordance with Reynolds' vacation policy in effect on the date of the Change in Control), or the failure to continue Executive's participation on substantially the same basis, both in terms of the amount of benefit provided and the level of participation relative to other participants;

                (iv)  the  failure to pay to  Executive  any
          portion of current compensation within 7 days of the date such compensation is due, or to pay to Executive any portion of an installment of deferred compensation under any deferred compensation program within 30 days of the date such compensation is due, but in any event, if such compensation is due within a reasonable period after the end of a calendar year, by the end of February following such year end;

                (v)  the transfer of Executive to a location
          more than 50 miles from Executive's location at the time of the Change in Control, or a material increase in the amount of travel normally required of Executive in connection with Executive's employment by Reynolds;

                (vi)   the  good  faith  determination   by
          Executive that due to the Change in Control (including any changes in circumstances at Reynolds that directly or indirectly affect Executive's position, duties, responsibilities or status as in effect immediately preceding such Change in Control) Executive is no longer able effectively to discharge Executive's duties and responsibilities; (For purposes of this Section 3(b), any such good faith determination by Executive shall be conclusive and binding.);

                (vii)   any material breach by Reynolds of
          any provision of this Agreement;

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               (viii)  any  purported  termination   of
          Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of
          Section 2(d) hereof (and, if applicable, the requirements of Section 2(e) hereof), which purported termination shall not be effective for purposes of this Agreement; or

               (ix)  any failure by Reynolds to obtain  the
          assumption of this Agreement by any successor to Reynolds.

                Any  good  faith  determination  by
          Executive of the occurrence of any of the events specified in paragraphs (i) through (ix) of this
          Section 2(b) shall be conclusive and binding.

            (c)  Change  in  Control.   For  purposes  of  this
     Agreement, a "Change in Control" shall mean the occurrence of any of the following:

                 (i)   Any Person (as defined below)  becomes
          the Beneficial Owner (as defined below), directly or indirectly, of 15% or more of Reynolds' common stock, unless such Person (A) is not deemed an "Acquiring Person" in accordance with Section 1(a) of the Rights Agreement (as defined below), or (B) became a
          Beneficial Owner of 15% or more of Reynolds common stock in a transaction that did not constitute a Change in Control under Section 2(c)(iii) hereof;

                (ii)  During  any period of two  consecutive
          years, individuals who at the beginning of such period constitute the Board (as defined below), and any new directors (other than a director designated by a person who has entered into an agreement with Reynolds to effect a transaction described in Sections 2(c)(i),
          (iii) or (iv)) whose election by the Board or nomination for election by Reynolds' shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board;

               (iii)  The effective date of a merger  or
          consolidation of Reynolds or any of its subsidiaries with any other entity, other than a merger or consolidation which would result in the voting securities of Reynolds outstanding immediately before such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of theparent or surviving entity or of any other corporation or entity that as a result of such transaction owns entity)Reynolds or all or substantially all of the assets of Reynolds, either directly or through one or more

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          subsidiaries (a "parent entity")) more than 51%
          of the combined voting power of the voting
          securities of the parent or surviving entity
          outstanding   immediately   after   such   merger    or
          consolidation and with the power to elect at least a majority of the board of directors or other governing body of such parent or surviving entity;

               (iv)  The  approval by the  shareholders  of
          Reynolds of a complete liquidation of Reynolds or an agreement for the sale or disposition by Reynolds of all or substantially all of Reynolds' assets; andor

                (v)  There occurs any other event of a nature
          that  would  be required to be reported in response  to
          Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) under the 1934 Act (as defined below), whether or not Reynolds is then subject to such reporting requirement.

               (vi)  Certain Definitions.  For purposes  of
          this Section 2(c), the following terms shall have the following meanings:

                     (A)  "Person"  shall  have   the
               meaning as set forth in Sections 13(d) and 14(d) of the 1934 Act (as defined below); provided however, that Person shall exclude (i) Reynolds,
               (ii) any trustee or other fiduciary holding securities under an employee benefit plan of Reynolds, and (iii) any corporation owned, directly or indirectly, by the shareholders of Reynolds in substantially the same proportions as their ownership of stock of Reynolds.

                     (B)  "Beneficial Owner" shall have
               the meaning given to such term in Rule 13d-3 under the 1934 Act; provided however, that Beneficial Owner shall exclude any Person otherwise becoming a Beneficial Owner by reason of the shareholders of Reynolds approving a merger of Reynolds with another entity.

                     (C)  "Rights Agreement" shall mean
               the Amended and Restated Rights Agreement dated as of March 8, 1999 between Reynolds and ChaseMellon
               Shareholder Services, L.L.C., as initially in effect.

                     (D)  "1934  Act" shall  mean  the
               Securities Exchange Act of 1934, as amended.


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                     (E)  "Board" shall mean the board
               of directors of Reynolds.

           (d) Notice of Termination. Any purported termination of Executive's employment under Section 2(a) (other than termination due to death or retirement at or after age 65 which shall terminate Executive's employment automatically) shall be communicated by written Notice of Termination to Executive given in accordance with Section 9(l). Any termination of Executive's employment under Section 2(b) shall be communicated by written Notice of Termination to Reynolds in accordance with Section 9(l). "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

           (e) Date of Termination. "Date of Termination" shall mean

                (i)  if Executive's employment is terminated
          due to Executive's death, the date of Executive's death;

               (ii)  if Executive's employment is terminated
          due to retirement at or after age 65, the date of Executive's retirement;

              (iii)  if  Executive's  employment   is
          terminated for permanent disability, 30 days after Notice of Termination is given (provided that Executive shall not have returned to full-time performance of Executive's duties during such 30 day period);

               (iv)  if Executive's employment is terminated
          by Executive pursuant to Section 2(b), the date specified in the Notice of Termination, which shall be at least 30 days from the date such Notice of Termination is given; and

                (v)  if Executive's employment is terminated
          for  Cause,  the  date  specified  in  the  Notice   of
          Termination, which shall be at least 30 days from the date such Notice of Termination is given.

           Notwithstanding anything to the contrary contained herein, if within 15 days after any Notice of Termination is given, Executive notifies Reynolds that a dispute exists concerning termination for Cause or permanent disability, then the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of Executive and Reynolds, or otherwise; provided however, the Date of Termination shall be extended by a notice of dispute only if

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
     such notice is given in good faith and Executive pursues the resolution of such dispute with reasonable diligence.

            (f)   Definition  of  "permanent  disability".    For
     purposes of this Agreement, "permanent disability" shall mean a physical or mental infirmity which impairs Executive's ability to substantially perform Executive's duties under this Agreement and which continues for a period of at least 12 consecutive months.

            3. Rights and Benefits upon Termination. If Executive's employment is terminated under any of the circumstances set forth in Section 2 ("Termination"), Reynolds agrees to provide or cause to be provided to Executive the following rights and benefits:

           (a) Salary and Incentive. Executive shall receive within five business days of the Date of Termination a lump sum payment in cash in an amount equal to three times Executive's Earnings (as defined in this Section 3(a)); provided however, that if there are fewer than 36 months remaining from the Date of Termination to the date when Executive reaches age 65, the amount calculated pursuant to this Section 3(a) shall be reduced by multiplying such amount by a fraction, the numerator of which is the number of months (including any fraction of a month) remaining to age 65 and the denominator of which is 36.

           For purposes of this Section 3(a), "Earnings" shall mean the sum of (i) Executive's annual base salary (at the rate in effect at the Date of Termination, or, if greater, at the rate in effect immediately preceding the Change in Control), plus (ii) an amount equal to the highest cash target incentive opportunity established for Executive for 1998 or any future calendar year (without regard to any possible deferred portions thereof). Earnings shall not include any income attributable to options granted and dividends on shares acquired pursuant to any stock option plan maintained by Reynolds for its employees.

          For purposes of Section 3(a) and Section 3(c), "highest cash target incentive opportunity" means the largest "target incentive opportunity" (as opposed to the "maximum incentive opportunity") established for Executive's salary grade for any year under the Reynolds Metals Company Performance
     Incentive Plan and, if applicable, the Reynolds Metals Company Supplemental Incentive Plan or under any successor or replacement annual variable compensation plan(s).

           (b)   Stock Options.  If Executive has any outstanding
     options  that  will remain exercisable after Termination  to
     the   extent  the  Compensation

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
     Committee  approves,   then approval  shall  be
     deemed to be granted as  of  Executive's Termination;

           (c) Retirement Benefits. Executive shall receive within five business days of the Date of Termination a lump sum payment in cash in an amount equal to the actuarial present value of the excess of (i) what would be Executive's accrued age 65 benefit calculated pursuant to the applicable formula in Reynolds' New Retirement Program for Salaried Employees ("New Retirement Program") (as in effect at the Date of Termination or, if more favorable to Executive, as in effect immediately preceding the Change in Control), if Executive were given additional credited service and age for a period of 36 months following Termination (or such lesser period as shall remain until Executive reaches age 65), with annual earnings during the additional period determined as if (A) Executive's annual base salary at the rate in effect at the Date of Termination, or, if greater, immediately preceding the Change in Control, were continued as base salary for the additional period and (B) an amount equal to the highest cash target incentive opportunity established for Executive for 1998 or any subsequent calendar year (without regard to any possible deferred portions thereof) were paid to Executive on the third Friday of each February of the additional period, such annual earnings to be computed without regard to statutory restrictions on benefits accrued or payable under qualified plans, over (ii) Executive's accrued age 65 benefit, if any, payable under the New Retirement Program, including any benefit payable under Reynolds' Benefit Restoration Plan for New Retirement Program. For purposes of this Section 3(c), actuarial equivalents shall be computed as of the end of the 36 month period and shall be determined using the same methods and assumptions used under the New Retirement Program at the Date of Termination or the date of a Change in Control, whichever results in the greater amount.

           (d) Welfare Benefit Plans. To the extent Executive is eligible thereunder, Executive (and Executive's eligible family members, to the extent applicable) shall continue to be covered by (i) any group term, supplemental and/or split dollar life insurance plan in effect for Executive on the Date of Termination and (ii) the health care, accident and disability benefit plans of Reynolds in effect on the Date of Termination for employees in the same class or category as Executive, subject in each case to the terms of such plans and to Executive's making any required contributions thereto, to the extent contributions are required of active employees. If Executive is, or Executive's previously eligible family members are, not eligible to continue to be so covered under the terms of any such benefit plan or program, or if Executive is, or Executive's eligible family members are, eligible but the benefits applicable to Executive or Executive's family members are not substantially equivalent to the benefits


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
     applicable to Executive or Executive's family members immediately prior to the Date of Termination, then, for a period of  36  months  following  the  Date
     of  Termination  (or  until  Executive  reaches  age
     65,  if  sooner), Reynolds  shall  either  (x)
     provide such substantially equivalent benefits, or such additional benefits as may be necessary to make the benefits applicable to Executive and Executive's family members substantially equivalent to those in effect before the Date of Termination, through other sources, or (y) provide Executive with a lump sum payment in such amount that, after all taxes on that amount are paid, shall be equal to the cost to Executive of providing such benefit coverage for Executive and Executive's eligible family members; provided however, that if during such period Executive should enter into the employ of another company or firm which provides substantially similar benefit coverage for Executive and Executive's eligible family members, Executive's participation in the comparable benefit provided by Reynolds either directly or through other sources shall cease. Unless Executive and Executive's eligible family members are covered through the plan of another employer, at the termination of the health care benefits coverage described in this Section 3(d), Executive and Executive's eligible family members shall be entitled to convert such coverage to an individual policy to the extent this conversion privilege is available; if such an individual policy is not then available, Executive and Executive's eligible family members shall be entitled to continuation coverage pursuant to
     Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), and under any other applicable law, to the extent required by such laws, as if Executive had terminated employment with Reynolds on the date such health care benefits coverage terminates. The lump sum shall be determined on a present value basis using the interest rate provided in Section 1274(b)(2)(B) of the Code on the Date of Termination. In addition, the "Rule of 90" age and service-based premium requirement under the Reynolds Retiree Health Care Plan shall be waived to the extent it would otherwise apply to Executive. Nothing contained in this Section 3(d) shall be deemed to require or permit termination or restriction of Executive's coverage under any plan or program of Reynolds or any successor plan or program thereto to which Executive is entitled under the terms of such plan or program, whether at the end of the aforementioned 36-month period or at any other time.

            (e) Vehicle. Within five business days of Termination, Reynolds shall transfer to Executive, free and clear of any liens or encumbrances, the ownership of the vehicle, if any, provided by Reynolds to Executive at the Date of Termination. After transfer of ownership, Executive shall be solely responsible for maintaining the vehicle.

          (f) Other Benefit Plans and Perquisites. The specific arrangements referred to in this Section 3 are not intended to exclude

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
     Executive's participation in other benefit plans
     or enjoyment of other perquisites which are available to executive personnel generally in the class or category of Executive or to preclude such other compensation or benefits as may be authorized from time to time by the Board of Directors of Reynolds or by its Compensation Committee; provided however, that any payments hereunder shall be in lieu of, and not in addition to, any amounts that would otherwise be payable to Executive upon termination of employment pursuant to Reynolds' Termination Allowance Policy or any successor severance pay plan.


           (g) Excise Taxes. If Executive becomes entitled to payments ("CIC Payments") from Reynolds or any Successor (as defined below) that are subject to the tax ("Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), Executive shall receive at the time specified below an additional amount ("Gross-Up
     Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the CIC Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 3(g), shall be equal to the CIC Payments (net of any required payroll withholding taxes on the CIC Payments themselves). For purposes of determining whether any payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any payments or benefits received or to be received by Executive in connection with a Change in Control or Executive's Termination (whether pursuant to the terms of this Agreement or under any other plan, arrangement or agreement with Reynolds, with any person whose actions result in a Change in Control, or with any person affiliated with Reynolds or such person (all such persons other than Reynolds,
     "Successors")) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of
     Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by Reynolds' independent auditors and acceptable to Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i) above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by Reynolds' independent auditors in accordance with the principles of Sections 280G(d)(3) and
     (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

          If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the Date of Termination, Executive shall repay to Reynolds at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax reduction) plus interest received by Executive attributable to any Excise Tax refund. If the Excise Tax is determined to exceed the amount taken into account hereunder at the Date of Termination (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Reynolds shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

           The Gross-Up Payment shall be made not later than the fifth business day following the Date of Termination; provided however, that if the amount of such payment cannot be finally determined on or before such day, Reynolds shall pay Executive on such day an estimate as determined in good faith by Reynolds of the minimum amount of such payment and shall pay the remainder of such payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. If the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Reynolds to Executive payable on the fifth business day after demand by Reynolds (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

           Anything herein to the contrary notwithstanding, any Gross-Up Payment otherwise due to Executive hereunder shall be reduced by the amount of any similar type of gross-up payments already received by Executive from Reynolds or any Successor outside this Agreement.

           (h) No Duty to Mitigate. Executive's entitlement to benefits hereunder shall not be governed by any duty to mitigate Executive's damages by seeking further employment nor offset by any compensation which Executive may receive from future employment.

            (i) Payment Obligations Absolute. Reynolds' obligation to pay or cause to be paid to Executive the benefits and to make the arrangements provided in this
     Section 3 shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation any breach or alleged breach of Section 5, any setoff, counterclaim, recoupment, defense or any other right which Reynolds may have against Executive or anyone else. All amounts payable by or on behalf of Reynolds hereunder shall be paid without notice or demand. Each and every payment made hereunder by or on behalf of Reynolds shall be final and Reynolds and its subsidiaries shall not, for any reason whatsoever, seek to recover all or any part of such payment from Executive or from whoever shall be entitled thereto.

            4. Conditions to the Obligations of Reynolds. Reynolds shall have no obligation to provide or cause to be provided to Executive the rights and benefits described in
Section 3 hereof if either of the following events shall occur:

           (a) Termination for Cause. Reynolds shall terminate Executive's employment for Cause. For purposes of this Agreement, termination of employment for "Cause" shall mean termination solely for conviction of a felony or willful engagement in illegal conduct which is materially and demonstrably injurious to Reynolds; provided however, Executive may not be deemed terminated for Cause unless and until Reynolds has delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board finding that, in the Board's good faith opinion, Executive is guilty of conduct defined as justifying termination for Cause and specifying the particulars thereof in reasonable detail.

           (b) Resignation as Director and/or Officer. Executive shall not, promptly after the Date of Termination and upon receiving a written request to do so, resign as a director and/or officer of Reynolds and of each subsidiary and affiliate of Reynolds for which Executive is then serving as a director and/or officer.

           5.   Confidentiality;  Non-Solicitation;  Cooperation;
Consultancy.

           (a) Confidentiality. Executive agrees that at all times following Termination, Executive shall not, without the prior written consent of Reynolds, disclose to any person, firm or corporation any confidential information of

Reynolds or its subsidiaries which is now known to Executive or which hereafter may become known to Executive as a result of Executive's employment or association with Reynolds and which is helpful to a competitor in any material respect; provided however, that the foregoing shall not apply to confidential information which becomes publicly disseminated by means other than a breach of this Agreement

           (b) Non-Solicitation. Executive agrees that for a period of three years following the Date of Termination (or until Executive reaches age 65, whichever is sooner) Executive shall not induce or attempt to induce, either directly or indirectly, any management or executive employee of Reynolds or of any of its subsidiaries to terminate such employee's employment.

           (c) Cooperation. Executive agrees that, at all times following Termination, Executive shall furnish such information and render such assistance and cooperation as may reasonably be requested in connection with any litigation or legal proceedings concerning Reynolds or any of its subsidiaries (other than any legal proceedings concerning Executive's employment). In connection with such cooperation, Reynolds shall pay or reimburse Executive for reasonable expenses actually incurred.

           (d) Consultation. Executive agrees that for a period of 36 months following the Date of Termination (or until Executive reaches age 65, if sooner), Executive shall be available to Reynolds and its subsidiaries for consultation with senior officers of Reynolds and of its subsidiaries; provided however, that Executive shall not be required to perform such consulting services (i) for more than five days in any month and
(ii) for more than 30 hours in any month. It is expressly agreed that Executive's consulting services will be required at such time and such places as will result in the least inconvenience to Executive, taking into consideration Executive's other business commitments during such period which may obligate Executive to honor such other commitments prior to Executive's rendering services hereunder. It is further agreed that Executive's consulting services shall be rendered by personal consultation at Executive's principal residence or office, wherever maintained, or by correspondence through mail, telephone, facsimile, electronic mail or other similar modes of communication at times, including weekends and evenings, most convenient to Executive. Reynolds and Executive agree that if during such period Executive should engage in full-time employment, Executive shall not be required to consult at times that will conflict with Executive's responsibilities with respect to such employment or if Executive's employer denies Executive permission to act as a consultant. In connection with such consulting services, Reynolds shall pay or reimburse Executive for reasonable expenses actually incurred.

           (e) Remedies for Breach. It is recognized that damages in the event of breach of paragraphs (a) and (b) of this
Section 5 by Executive would be
difficult, if not impossible,  to  ascertain, and it is
therefore agreed that Reynolds, in  addition  to  and
without limiting any other remedy or right it may  have,
shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. The existence of this right shall not preclude Reynolds from pursuing any other rights and remedies at law or in equity which Reynolds may have.

           6. Term of Agreement. The term of this Agreement shall become effective upon the execution hereof by Reynolds and shall continue unless terminated by written agreement between Executive and Reynolds. No benefits shall be payable hereunder unless there has been a Change ofin Control before termination of Executive's employment.

          7. Suits, Actions, Proceedings and Expenses.

           (a) Executive's compensation during any disagreement, dispute, controversy, claim, suit, action or proceeding (collectively, a "Dispute"), arising out of or relating to this Agreement or the interpretation of this Agreement shall be as follows. If there is a Termination followed by a Dispute as to whether Executive is entitled to the payments and other benefits provided under this Agreement, then, during the period of that
Dispute:

                     (i)   Reynolds  shall  pay  Executive  fifty
          percent  (50%)  of  the amounts specified  in  Sections
          3(a), 3(b) and 3(c) that are in Dispute;

                     (ii)  Reynolds shall provide Executive  with
          the other benefits provided in Sections 3(d), 3(e), 3(f) and 3(g) of this Agreement; and

                     (iii)      Reynolds shall pay Executive  one
          hundred percent (100%) of the amounts specified in Sections 3(a), 3(b) and 3(c) that are not in Dispute;

provided however, if the Dispute is resolved against Executive, Executive shall promptly refund to Reynolds all payments Executive receives under Section 7(a)(i) of this Agreement, plus interest at the rate provided in Section 1274(d)(b)(2)(B) of the Code, compounded quarterly. If the Dispute is resolved in Executive's favor, promptly after resolution of the Dispute, Reynolds shall pay to Executive the sum that was withheld during the period of the Dispute plus interest at the rate provided in
Section 1274(d)(b)(2)(B) of the Code, compounded quarterly.

          (b) Reynolds shall pay to Executive all legal fees and expenses incurred by Executive in connection with any Dispute
arising   out   of   or  relating  to
this  Agreement   or   the  interpretation thereof
(including, without limitation, all such fees and expenses, if any, (A) arising out of, or challenging the validity or enforceability of, this Agreement or any provision hereof, (B) incurred in contesting or disputing any termination of Executive's employment, (C) seeking to obtain or enforce any right or benefit provided by this Agreement, or (D) in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder).

           (c) If a Dispute arises out of or relates to this Agreement or the interpretation of this Agreement, Executive shall be entitled to an adjudication of the Dispute in the courts of the United States of America located in the City of Richmond, Virginia, and/or of the courts of the Commonwealth of Virginia in the City of Richmond, Virginia or, at Executive's option, in Chesterfield, Goochland, Hanover or Henrico Counties, and Reynolds irrevocably and unconditionally consents to submit to the exclusive jurisdiction of such courts for any Dispute. Reynolds further agrees not to commence any action, suit or proceeding relating thereto except in such courts. Reynolds and Executive hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the United States of America located in the City of Richmond, Virginia, and in the courts of the Commonwealth of Virginia, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

           (d) Alternatively, Executive, at Executive's option, may seek an award in arbitration, in which event, Reynolds shall appoint as the sole and exclusive arbiter of such Dispute a committee of three members of the Board immediately before the Change in Control, who are not directors of Reynolds or its affiliates at the time of such Dispute. The decision of such committee and the award of any monetary judgment or other relief by such committee shall be final and binding upon Executive and Reynolds and shall not be subject to appeal. Judgment may be entered upon the decision and award of such committee by Executive or Reynolds in any court of competent jurisdiction. Reynolds shall pay the persons selected pursuant to this Section 7(c) a reasonable fee for their services, and shall reimburse such persons for their expenses in this capacity. In addition, Reynolds shall, to the maximum extent permitted by law, indemnify and hold harmless such persons of and from any and all claims, damages or expenses of any nature whatsoever relating to or arising from their activities in this capacity. If Reynolds is unable to appoint the committee referred to above after good faith efforts to do so, or if such committee cannot reach agreement, any remaining Dispute shall be settled, at Executive's option, either by adjudication on the terms set forth above, or by arbitration in the City of

Richmond in accordance  with  the  commercial  arbitration
rules then in  effect  of  the  American Arbitration
Association, before a panel of three arbitrators, two
of whom shall be selected by Reynolds and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by any party in accordance with applicable law in any court of competent jurisdiction.

          8.  Successors; Binding Agreement.

           (a) This Agreement shall inure to the benefit of and be binding upon Reynolds and its successors and assigns. Reynolds shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Reynolds to expressly assume and agree to perform this Agreement. Failure of Reynolds to obtain such assumption and agreement prior to a Change in Control shall be a breach of this Agreement and shall entitle Executive to terminate Executive's employment pursuant to
Section 2(b)(vii).

           (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there is no such designee, Executive's estate.

          9.  Miscellaneous.

            (a) Assignment. No right, benefit or interest hereunder shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, except by will or the laws of descent and distribution, and any attempt thereat shall be void; and no right, benefit or interest hereunder shall, prior to receipt of payment, be in any manner liable for or subject to the recipient's debts, contracts, liabilities, engagements or torts; provided however, that Executive may assign any right, benefit or interest hereunder if such assignment is permitted under the terms of any plan or policy of insurance or annuity contract governing such right, benefit or interest.

           (b) Construction of Agreement. This Agreement is not, and nothing herein shall be deemed to create, a commitment of continued employment of Executive by Reynolds or by any of its subsidiaries.

           (c)   Statutory  References.  Any  reference  in  this
Agreement to a specific statutory provision shall include that provision and any comparable provision or provisions of future legislation amending, modifying, supplementing or superseding the referenced provision.

           (d) Amendment. This Agreement may not be amended, modified or terminated except by written agreement of both parties. Anything in this Agreement to the contrary notwithstanding, at any time before a Change in Control occurs, Executive shall, at Reynolds' written request enter into an amendment to this Agreement to change the percentage referred to in Section 2(c)(i) to a percentage that is not more than 25%, so long as such change is consistent with a contemporaneous change of a similar nature in the Rights Agreement.

           (e) Waiver. No provision of this Agreement may be waived except by a writing signed by the party to be bound thereby. Executive may at any time or from time to time waive any or all of the rights and benefits provided for herein which have not been received by Executive at the time of such waiver. In addition, prior to the last day of the calendar year in which Executive's Termination occurs, Executive may waive any or all rights and benefits provided for herein which have been received by Executive; provided that Executive repays to Reynolds (or, if the benefit was received from an employee benefit plan, to such plan) the amount of the benefit received (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). Any waiver of benefits pursuant to this section shall be irrevocable.

          (f) Severability. If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

           (g)  Counterparts.  This Agreement may be executed  in
any number of counterparts, each of which shall be considered  an
original   and  all  of  which  together  shall  constitute   one
agreement.

           (h) Number and Gender. All words used in this Agreement shall be construed to be of such number or gender as the circumstances require.

           (i) Taxes. Any payment or delivery required under this Agreement shall be subject to all requirements of the law with regard to withholding of taxes, filing, making of reports and the like, and Reynolds shall use its best efforts to satisfy promptly all such requirements.

           (j) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

           (k) Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, any prior severance agreement, is hereby terminated and canceled; provided however, except as specifically provided in Section 3(f)
regarding Reynolds' Termination Allowance Policy, any of Executive's rights hereunder shall be in addition to any rights Executive may otherwise have under benefit plans or agreements of Reynolds to which Executive is a party or in which Executive is a participant, including, but not limited to, any Reynolds' sponsored employee benefit plans, long term share performance or other long term incentive plans and stock option plans. Provisions of this Agreement shall not in any way abrogate Executive's rights under such other plans or agreements.

           (l) Notice. All notices required or permitted to be given under this Agreement shall be given in writing or other permanently recorded form to the parties at the addresses set forth below, or to such other address(es) as may be provided by notice given in accordance with this Section 9(l):

          If to Reynolds, to:

          Reynolds Metals Company
          Attention:  Corporate Secretary
          6601 West Broad Street
          Richmond, Virginia 23230
          Facsimile Number: 804-281-3740

           If  to  Executive,  to  the address  set  forth  below
Executive's signature line, or if no address appears at the signature line, at the last known home address of Executive in Reynolds' records.

          A notice shall be deemed to have been duly given

           (1) if delivered by hand or courier, on the date of delivery;

           (2) if sent by United States mail, 7 days after posting;

            (3) if sent by facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of its recipient.

           Facsimile notices shall be confirmed by sending the original document by hand, courier or United States mail.

      Each of the parties has therefore caused this Agreement to be duly executed as of the 16th day of April, 1999.


                                   REYNOLDS METALS COMPANY


                                   By_______________________________
                                   Title:  Chairman of the Board and
                                   Chief Executive Officer


                                   EXECUTIVE

                                   _________________________________
                                   [Name]

                                   Address:  [Address1]
                                             [Address2]